Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter EPS of $0.73
2013 Fourth Quarter

•
Net earnings of $164.1 million, or $0.73 per diluted share, which includes a $94.0 million tax provision, compared to $124.3 million, or $0.56 per diluted share, which includes an $18.6 million tax benefit

•	Deliveries of 5,650 homes – up 27%

•	New orders of 4,498 homes – up 13%; New orders dollar value of $1.4 billion - up 34%

•	Backlog of 4,806 homes – up 19%; backlog dollar value of $1.6 billion – up 40%

•	Revenues of $1.9 billion – up 42%

•	Gross margin on home sales of 26.8% – improved 330 basis points

•	S,G&A expenses as a % of revenues from home sales of 9.9% – improved 140 basis points

•	Operating margin on home sales of 16.9% – improved 470 basis points

•	Lennar Homebuilding operating earnings of $294.2 million, compared to $109.6 million

•	Lennar Financial Services operating earnings of $17.0 million, compared to $33.2 million

•
Rialto Investments operating earnings totaled $13.9 million (net of $1.7 million of net earnings attributable to noncontrolling interests), compared to $4.6 million (net of $0.2 million of net earnings attributable to noncontrolling interests)

•	Rialto issued $250 million of 7.00% senior notes due 2018

•	Lennar Multifamily is a new segment with a start-up operating loss of $6.5 million, compared to $3.6 million

•	Lennar Homebuilding cash and cash equivalents of approximately $700 million

•	No outstanding borrowings under the $950 million credit facility

•	Converted $276.5 million of 2.00% convertible senior notes due 2020 to equity

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 45.6%

2013 Fiscal Year

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Net earnings of $479.7 million, or $2.15 per diluted share, which includes a $177.0 million tax provision, compared to $679.1 million, or $3.11 per diluted share, which includes a $435.2 million tax benefit

•	Deliveries of 18,290 homes – up 33%

•	New orders of 19,043 homes – up 21%

•	Revenues of $5.9 billion – up 45%

(more)

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Miami, December 18, 2013 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2013. Fourth quarter net earnings attributable to Lennar in 2013 were $164.1 million, or $0.73 per diluted share, which includes a $94.0 million tax provision, compared to $124.3 million, or $0.56 per diluted share, which includes an $18.6 million tax benefit, in the fourth quarter of 2012. Net earnings attributable to Lennar for the year ended November 30, 2013 were $479.7 million, or $2.15 per diluted share, which includes a $177.0 million tax provision, compared to the year ended November 30, 2012 with net earnings attributable to Lennar of $679.1 million, or $3.11 per diluted share, which includes a $435.2 million tax benefit.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “Fiscal year 2013 was an excellent year for Lennar, with revenues and pretax earnings attributable to Lennar increasing 45% and 170%, respectively, from 2012. Our earnings accelerated in the fourth quarter, fueled by the strategic investments and operating initiatives of our core homebuilding business. In the fourth quarter, our gross margin increased 330 basis points to 26.8%, the second highest quarterly margin in our company history. This margin, combined with our SG&A of 9.9%, increased our operating margin to 16.9%, just shy of our prior quarterly peak record.”
Mr. Miller continued, “While the political and interest rate environment and our previously initiated price increases tempered new sales orders in the fourth quarter, we were still pleased with our overall performance. New orders increased 13%, with an 18% increase in average sales price, resulting in a 34% increase in the dollar value of new sales orders over 2012. We ended the quarter with a strong sales backlog, up 19% in homes and 40% in dollar value, which gives us a great start for FY 2014.”
“In the fourth quarter, we also had a solid performance from our other business segments. Our Financial Services segment produced $17.0 million of earnings, notwithstanding a significant slowdown in the refinance business. Rialto generated $13.9 million of earnings, benefiting from the successful launch of our new mortgage conduit business and a transition from a capital-intensive business model to an asset light, fund model. We have now closed our second investment fund, exceeding our expectations, with $1.3 billion raised.”
“Our Multifamily rental business continued to grow and we ended the quarter with 11 communities under construction and one completed, fully-leased community. In addition, we have a development pipeline of approximately $3.7 billion that we expect to build out and lease over the next four years. Finally, our FivePoint Communities couldn’t be better positioned, managing the entitlement and development of some of the most desirable real estate assets in Southern and Northern California. The fourth quarter marked the grand opening of the Great Park Neighborhoods, formerly the site of the El Toro Marine Corps Air Station, with tremendous market demand.”
Mr. Miller concluded, "We begin 2014 with a strong balance sheet and a clearly defined strategy, and we are extremely well positioned across all of our platforms to continue to grow profitably our operations and capitalize on the opportunities of a recovering housing market and economy.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2013 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2012
Lennar Homebuilding
Revenues from home sales increased 50% in the fourth quarter of 2013 to $1.7 billion from $1.2 billion in the fourth quarter of 2012. Revenues were higher primarily due to a 27% increase in the number of home deliveries, excluding unconsolidated entities, and an 18% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 5,639 homes in the fourth quarter of 2013 from 4,426 homes in the fourth quarter of 2012. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $307,000 in the fourth quarter of 2013 from $261,000 in the same period last year. Sales incentives offered to homebuyers were $20,600 per home delivered in the fourth quarter of 2013, or 6.3% as a percentage of home sales revenue, compared to $25,800 per home delivered in the same period last year, or 9.0% as a percentage of home sales revenue, and $18,700 per home delivered in the third quarter of 2013, or 6.0% as a percentage of home sales revenue.
Gross margins on home sales were $465.0 million, or 26.8%, in the fourth quarter of 2013, compared to $270.3 million, or 23.5%, in the fourth quarter of 2012. Gross margin percentage on home sales improved compared to last year, primarily due to a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales, an increase in the average sales price of homes delivered and a greater percentage of deliveries from the Company's new higher margin communities (communities where land was acquired subsequent to November 30, 2008), partially offset by an increase in materials, labor and land costs. Gross profits on land sales totaled $8.1 million in the fourth quarter of 2013, compared to $3.3 million in the fourth quarter of 2012.
Selling, general and administrative expenses were $172.3 million in the fourth quarter of 2013, compared to $130.1 million in the fourth quarter of 2012. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.9% in the fourth quarter of 2013, from 11.3% in the fourth quarter of 2012, primarily due to improved operating leverage as a result of increased deliveries and more active communities.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $0.7 million in the fourth quarter of 2013, compared to ($12.4) million in the fourth quarter of 2012. Lennar Homebuilding equity in earnings (loss) from unconsolidated entities improved year over year as a result of improved profitability of certain operating joint ventures. In the fourth quarter of 2012, Lennar Homebuilding equity in earnings (loss) primarily related to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities, which included $6.6 million of valuation adjustments primarily related to asset sales at a Lennar Homebuilding unconsolidated entity.

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Lennar Homebuilding other income, net, totaled $13.3 million in the fourth quarter of 2013, primarily due to the sale of a rental operating property by one of our consolidated joint ventures that resulted in $14.4 million of other income (the transaction resulted in a net loss of $3.2 million after considering the impact of noncontrolling interests totaling $17.6 million). This compared to Lennar Homebuilding other income, net, of $1.5 million in the fourth quarter of 2012.
Lennar Homebuilding interest expense was $58.8 million in the fourth quarter of 2013 ($37.8 million was included in cost of homes sold, $0.5 million in cost of land sold and $20.5 million in other interest expense), compared to $50.2 million in the fourth quarter of 2012 ($26.7 million was included in cost of homes sold, $0.5 million in cost of land sold and $23.0 million in other interest expense). Interest expense increased due to an increase in the Company's weighted average outstanding debt and an increase in deliveries, partially offset by a lower weighted average interest rate compared to the same period last year.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $17.0 million in the fourth quarter of 2013, compared to $33.2 million in the fourth quarter of 2012. The decrease in profitability was primarily due to a decrease in the volume and profit per transaction resulting from a reduction in refinance volume in the segment's mortgage operations.
Rialto Investments
Operating earnings for the Rialto Investments segment were $13.9 million in the fourth quarter of 2013 (which included $15.6 million of operating earnings offset by $1.7 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $4.6 million (which included $4.8 million of operating earnings offset by $0.2 million of net earnings attributable to noncontrolling interests) in the same period last year. Revenues in this segment were $58.9 million in the fourth quarter of 2013, which consisted primarily of securitization revenue and interest income from its new loan origination and securitization business, Rialto Mortgage Finance ("RMF"), accretable interest income associated with the Rialto segment’s portfolio of real estate loans and fees for managing and servicing assets. This compared to revenues of $36.0 million in the same period last year. Revenues increased primarily due to the start of the new RMF business in addition to an increase in fees for managing and servicing assets, partially offset by a decrease in interest income as a result of a decrease in the segment's portfolio of loans. Expenses in this segment were $56.8 million in the fourth quarter of 2013, which consisted primarily of costs related to the new RMF business, the segment's portfolio operations and other general and administrative expenses, compared to expenses of $29.0 million in the same period last year, which consisted primarily of costs related to the segment's portfolio operations, loan impairments of $5.4 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses. Expenses increased primarily due to securitization expenses and general and administrative expenses related to the new RMF business.

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Rialto Investments equity in earnings from unconsolidated entities was $6.5 million in the fourth quarter of 2013, which primarily included $6.2 million of equity in earnings related to the Company's share of earnings from the Rialto real estate funds. Equity in earnings from unconsolidated entities was $3.9 million in the fourth quarter of 2012, which primarily related to the Company's share of earnings from the Rialto Real Estate Fund (“Fund I”) of $4.2 million. During the fourth quarter of 2012, a majority of the remaining securities in the investment portfolio underlying the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”) were monetized related to the unwinding of its operations, resulting in a $12.0 million liquidating distribution.
The segment also had other income (expense), net, of $7.0 million in the fourth quarter of 2013, which consisted primarily of realized gains on the sale of real estate owned (“REO”) of $11.9 million, a gain of $8.5 million related to a transaction involving a loan receivable, and rental income, partially offset by expenses related to owning and maintaining REO and impairments on REO of $6.2 million and losses recorded upon acquisition of REO properties of $1.6 million. Rialto Investments other income (expense), net was ($6.1) million in the fourth quarter of 2012, which included expenses related to owning and maintaining REO, impairments on REO and losses from acquisition of REO through foreclosure, partially offset by realized gains on the sale of REO of $10.8 million and rental income.
Lennar Multifamily
During the fourth quarter of 2013, the Company's Lennar Multifamily operations was broken out into its own segment from Homebuilding Other where it was previously presented. The Lennar Multifamily segment had a start-up operating loss of $6.5 million in the fourth quarter of 2013, compared to $3.6 million in the fourth quarter of 2012. The operating loss in Lennar Multifamily primarily relates to general and administrative expenses of the new segment, partially offset by management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $43.3 million, or 2.3% as a percentage of total revenues, in the fourth quarter of 2013, compared to $39.0 million, or 2.9% as a percentage of total revenues, in the fourth quarter of 2012. As a percentage of revenue, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $18.9 million and ($0.8) million, respectively, in the fourth quarter of 2013 and 2012. Net earnings (loss) attributable to noncontrolling interests during the fourth quarter of 2013 and 2012 was primarily from the Company's homebuilding operations. In the fourth quarter of 2013, net earnings (loss) attributable to noncontrolling interests was primarily attributable to a transaction by one of our consolidated joint ventures that impacted noncontrolling interests by $17.6 million.

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Income Taxes
During the fourth quarter of 2013, the Company had a $94.0 million provision for income taxes, compared to an $18.6 million tax benefit in the fourth quarter of 2012. During the fourth quarter of 2012, the Company reversed $44.5 million of its valuation allowance, which was offset by a tax provision of $25.9 million primarily related to fourth quarter 2012 pre-tax earnings.
Debt Transactions
During the fourth quarter of 2013, the Company issued 10,004,501 shares of Class A common stock upon conversion of the entire $276.5 million principal amount of its 2.00% convertible senior notes due 2020 (the “Notes”). The Notes were converted into shares of Class A common stock at the conversion rate of 36.1827 shares of Class A common stock per $1,000 principal amount of the Notes, which is equivalent to a conversion price of approximately $27.64 per share of Class A common stock. Stockholders' equity increased by $294.1 million as a result of the shares issued and the related recognition of deferred tax assets, partially offset by the write-off of debt issuance costs.
During the fourth quarter of 2013, the Rialto segment issued $250 million of 7.00% senior notes due 2018 in a private offering with no registration rights. The net proceeds of the sale were used to provide working capital for RMF and $100 million was used to repay capital that had been advanced by Lennar to enable RMF to begin originating and securitizing loans, with any remaining proceeds to be used for general corporate purposes.
YEAR ENDED NOVEMBER 30, 2013 COMPARED TO
YEAR ENDED NOVEMBER 30, 2012
Lennar Homebuilding
Revenues from home sales increased 52% in the year ended November 30, 2013 to $5.3 billion from $3.5 billion in 2012. Revenues were higher primarily due to a 33% increase in the number of home deliveries, excluding unconsolidated entities, and a 14% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 18,234 homes in the year ended November 30, 2013 from 13,707 homes last year. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $290,000 in the year ended November 30, 2013 from $255,000 in the same period last year. Sales incentives offered to homebuyers were $20,500 per home delivered in the year ended November 30, 2013, or 6.6% as a percentage of home sales revenue, compared to $28,300 per home delivered in the same period last year, or 10.0% as a percentage of home sales revenue.
Gross margins on home sales were $1,318.3 million, or 24.9%, in the year ended November 30, 2013, compared to $793.3 million, or 22.7%, in the year ended November 30, 2012. Gross margin percentage on home sales improved compared to last year, primarily due to a decrease in sales incentives offered to homebuyers as a

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percentage of revenue from home sales, an increase in the average sales price of homes delivered and a greater percentage of deliveries from the Company's new higher margin communities (communities where land was acquired subsequent to November 30, 2008), partially offset by an increase in materials, labor and land costs. Gross profits on land sales totaled $17.0 million in the year ended November 30, 2013 compared to $10.2 million in the year ended November 30, 2012. Gross profits on land sales were higher compared to last year primarily due to a $4.8 million recovery of an option deposit previously written-off.
Selling, general and administrative expenses were $559.5 million in the year ended November 30, 2013, compared to $438.7 million last year. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.6% in the year ended November 30, 2013, from 12.6% in the year ended November 30, 2012, due to improved operating leverage as a result of increased absorption per community and more active communities.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $23.8 million in the year ended November 30, 2013, related to the Company's share of operating earnings of Lennar Homebuilding unconsolidated entities, primarily as a result of sales to third parties by one unconsolidated entity. Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($26.7) million in the year ended November 30, 2012, primarily related to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities, which included $12.1 million of valuation adjustments primarily related to asset sales at Lennar Homebuilding unconsolidated entities.
Lennar Homebuilding other income, net, totaled $27.3 million in the year ended November 30, 2013, primarily due to management fees and the sale of a rental operating property by one of our consolidating joint ventures that resulted in $14.4 million of other income (the transaction resulted in a net loss of $3.2 million after considering the impact of noncontrolling interests totaling $17.6 million), partially offset by other expenses. This compared to Lennar Homebuilding other income, net, of $15.1 million in the year ended November 30, 2012, primarily due to a $15.0 million gain on the sale of an operating property, partially offset by a pre-tax loss of $6.5 million related to the repurchase of $204.7 million aggregate principal amount of 5.95% senior notes due 2013 through a tender offer.
Lennar Homebuilding interest expense was $214.3 million in the year ended November 30, 2013 ($117.8 million was included in cost of homes sold, $2.6 million in cost of land sold and $93.9 million in other interest expense), compared to $181.4 million in the year ended November 30, 2012 ($85.1 million was included in cost of homes sold, $1.9 million in cost of land sold and $94.4 million in other interest expense). Interest expense increased due to an increase in the Company's weighted average outstanding debt and an increase in deliveries, partially offset by a lower weighted average interest rate compared to the same period last year.

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Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $85.8 million in the year ended November 30, 2013, compared to $84.8 million in the same period last year. The operating earnings were consistent year over year, which was driven by an increase in profit in the title operations as a result of a higher profit per transaction, offset by a slight decrease in profitability in the mortgage operations.
Rialto Investments
Operating earnings for the Rialto Investments segment were $19.9 million in the year ended November 30, 2013 (which included $26.1 million of operating earnings offset by $6.2 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $26.0 million (which is comprised of $11.6 million of operating earnings and an add back of $14.4 million of net loss attributable to noncontrolling interests) in the same period last year. Revenues in this segment were $138.1 million in the year ended November 30, 2013, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans, securitization revenue and interest income from the new RMF business and fees for managing and servicing assets, compared to revenues of $138.9 million in the same period last year. Revenues decreased primarily due to lower interest income as a result of a decrease in the segment's portfolio of loans, offset by securitization revenue and interest income from Rialto's new RMF business. Expenses in this segment were $151.1 million in the year ended November 30, 2013, which consisted primarily of costs related to the segment's portfolio operations, the new RMF business, loan impairments of $16.1 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses, compared to expenses of $139.0 million in the same period last year, which consisted primarily of costs related to the segment's portfolio operations, loan impairments of $28.0 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses. Expenses increased primarily due to securitization expenses and general and administrative expenses related to the new RMF business.
Rialto Investments equity in earnings from unconsolidated entities was $22.4 million in the year ended November 30, 2013, which primarily included $21.9 million of equity in earnings related to the Company's share of earnings from the Rialto real estate funds. Equity in earnings from unconsolidated entities were $41.5 million in the year ended November 30, 2012, which included $17.0 million of net gains primarily related to realized gains from the sale of investments in the portfolio underlying the AB PPIP fund, $6.1 million of interest income earned by the AB PPIP fund and $21.0 million of equity in earnings related to the Company's share of earnings from Fund I.
The segment also had other income (expense), net, of $16.8 million in the year ended November 30, 2013, which consisted primarily of realized gains on the sale of REO of $48.8 million, a gain of $8.5 million related to a transaction involving a loan receivable, and rental income, partially offset by expenses related to owning and maintaining REO and impairments on REO of $16.1 million. Rialto Investments

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other income (expense), net, was ($29.8) million in the year ended November 30, 2012, which consisted primarily of expenses related to owning and maintaining REO and impairments on REO, partially offset by realized gains on the sales of REO of $21.6 million and rental income.
Lennar Multifamily
The Lennar Multifamily segment had a start-up operating loss of $17.0 million in the year ended November 30, 2013, compared to $5.9 million in the year ended November 30, 2012. The operating loss in Lennar Multifamily primarily relates to general and administrative expenses of the new segment, partially offset by gross profit on a land sale and management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $146.1 million, or 2.5% as a percentage of total revenues, in the year ended November 30, 2013, compared to $127.3 million, or 3.1% as a percentage of total revenues, in the year ended November 30, 2012. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $25.3 million and ($21.8) million, respectively, in the years ended November 30, 2013 and 2012. Net earnings (loss) attributable to noncontrolling interests during the years ended November 30, 2013 and 2012 was related to the Company's homebuilding and Rialto Investments operations, of which the Rialto operations related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. In the year ended November 30, 2013, net earnings (loss) attributable to noncontrolling interests was primarily attributable to a transaction by one of our consolidated joint ventures that impacted noncontrolling interests by $17.6 million.
Income Taxes
During the year ended November 30, 2013, the Company concluded that it was more likely than not that the majority of its remaining deferred tax assets would be utilized. This conclusion was based on additional positive evidence, including actual and forecasted earnings, as well as the Company generating cumulative pre-tax earnings over a rolling four-year period that was achieved during the second quarter of 2013. Accordingly, during the year ended November 30, 2013, the Company reversed $67.1 million of its valuation allowance primarily against its state deferred tax assets. This reversal was offset by a tax provision of $244.1 million primarily related to pre-tax earnings during the year ended November 30, 2013, resulting in a $177.0 million provision for income taxes. As of November 30, 2013, the Company's remaining valuation allowance against its deferred tax assets was $12.7 million, which is primarily state net operating loss carryforwards that are expected to expire due to short carryforward periods. During the year ended November 30, 2012, the Company reversed $491.5 million of its valuation allowance against its deferred tax assets.

10-10-10
Debt Transactions
In February and April 2013, the Company issued $275 million of 4.125% senior notes due 2018 and an additional $225 million of 4.750% senior notes due 2022 in private offerings under SEC Rule 144A. The net proceeds of the sales were used for working capital and general corporate purposes, which included repayment or repurchase of its other outstanding senior notes. In addition, in April 2013, the Company retired $63.0 million of the 5.95% senior notes due 2013 for 100% of the outstanding principal amount plus accrued and unpaid interest as of the maturity date. In November 2013, the Company issued 10,004,501 shares of Class A common stock upon conversion of the entire $276.5 million principal amount of its 2.00% Notes and the Rialto segment issued $250 million of 7.00% senior notes due 2018 in a private offering with no registration rights.
Credit Facility
During the year ended November 30, 2013, the Company increased the aggregate principal amount of its unsecured revolving credit facility (the “Credit Facility”) to $950 million, which includes an $18 million accordion feature, subject to additional commitments, and extended the Credit Facility's maturity date to June 2017. The proceeds available under the Credit Facility, which are subject to specified conditions for borrowing, may be used for working capital and general corporate purposes. The credit agreement also provides that up to $500 million in commitments may be used for letters of credit. As of November 30, 2013, the Company had no outstanding borrowings under the Credit Facility. Additionally, the Company terminated its $150 million Letter of Credit and Reimbursement Agreement and its $50 million Letter of Credit and Reimbursement Agreement during the year November 30, 2013.
***
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is a leading investment and asset management company focused on creating value by investing in and managing real estate properties, loans and securities. Lennar's Multifamily segment is a national developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

11-11-11

Note Regarding Forward-Looking Statements: Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations or beliefs regarding (i) the development pipeline in our Multifamily rental business that we expect to build out and lease over the next four years, (ii) the position of our FivePoint Communities, and (iii) our ability to profitably grow our operations and capitalize on the opportunities of a recovering housing market and economy. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include a slow-down in the recovery of real estate markets across the nation, or any further downturn in such markets; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure; a decline in the value of the land and home inventories we maintain or possible future write-downs of the book value of our real estate assets; a decline in demand for multifamily rental properties; natural disasters and other unforeseen damage, for which our insurance may not provide adequate coverage; reduced availability of mortgage financing and increased interest rates; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K, as amended, for the fiscal year ended November 30, 2012. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, December 18, 2013. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1602 and entering 5723593 as the confirmation number.
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12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2013	2012	2013	2012
Revenues:
Lennar Homebuilding	$1,755,033	1,192,911	5,354,947	3,581,232
Lennar Financial Services	99,728	121,044	427,342	384,618
Rialto Investments	58,946	35,982	138,060	138,856
Lennar Multifamily	1,496	247	14,746	426
Total revenues	$1,915,203	1,350,184	5,935,095	4,105,132

Lennar Homebuilding operating earnings	$294,244	109,614	733,075	258,985
Lennar Financial Services operating earnings	17,020	33,229	85,786	84,782
Rialto Investments operating earnings	15,570	4,756	26,128	11,569
Lennar Multifamily operating loss	(6,544)	(3,634)	(16,988)	(5,884)
Corporate general and administrative expenses	(43,318)	(39,042)	(146,060)	(127,338)
Earnings before income taxes	276,972	104,923	681,941	222,114
(Provision) benefit for income taxes	(93,956)	18,597	(177,015)	435,218
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	183,016	123,520	504,926	657,332
Less: Net earnings (loss) attributable to noncontrolling interests	18,932	(824)	25,252	(21,792)
Net earnings attributable to Lennar	$164,084	124,344	479,674	679,124

Average shares outstanding:
Basic	191,538	187,459	190,473	186,662
Diluted (1)	225,671	223,377	225,920	218,695

Earnings per share:
Basic	$0.84	0.65	2.48	3.58
Diluted	$0.73	0.56	2.15	3.11

Supplemental information:
Interest incurred (2)	$67,767	58,361	261,503	222,021

EBIT (3):
Net earnings attributable to Lennar	$164,084	124,344	479,674	679,124
(Provision) benefit for income taxes	93,956	(18,597)	177,015	(435,218)
Interest expense	58,830	50,237	214,256	181,385
EBIT	$316,870	155,984	870,945	425,291

(1)
Diluted earnings per share includes an add back of interest of $2.8 million for both the three months ended November 30, 2013 and 2012, and $11.3 million for both the year ended November 30, 2013 and 2012, related to the Company's 2.00% and 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2013	2012	2013	2012
Lennar Homebuilding revenues:
Sales of homes	$1,733,098	1,152,194	5,292,072	3,492,177
Sales of land	21,935	40,717	62,875	89,055
Total revenues	1,755,033	1,192,911	5,354,947	3,581,232

Lennar Homebuilding costs and expenses:
Cost of homes sold	1,268,065	881,887	3,973,812	2,698,831
Cost of land sold	13,879	37,387	45,834	78,808
Selling, general and administrative	172,345	130,073	559,462	438,727
Total costs and expenses	1,454,289	1,049,347	4,579,108	3,216,366
Lennar Homebuilding operating margins	300,744	143,564	775,839	364,866
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	718	(12,385)	23,803	(26,672)
Lennar Homebuilding other income, net	13,325	1,477	27,346	15,144
Other interest expense	(20,543)	(23,042)	(93,913)	(94,353)
Lennar Homebuilding operating earnings	$294,244	109,614	733,075	258,985

Lennar Financial Services revenues	$99,728	121,044	427,342	384,618
Lennar Financial Services costs and expenses	82,708	87,815	341,556	299,836
Lennar Financial Services operating earnings	$17,020	33,229	85,786	84,782

Rialto Investments revenues	$58,946	35,982	138,060	138,856
Rialto Investments costs and expenses	56,829	29,026	151,072	138,990
Rialto Investments equity in earnings from unconsolidated entities	6,476	3,905	22,353	41,483
Rialto Investments other income (expense), net	6,977	(6,105)	16,787	(29,780)
Rialto Investments operating earnings	$15,570	4,756	26,128	11,569

Lennar Multifamily revenues	$1,496	247	14,746	426
Lennar Multifamily costs and expenses	7,915	3,879	31,463	6,306
Lennar Multifamily equity in loss from unconsolidated entities	(125)	(2)	(271)	(4)
Lennar Multifamily operating loss	$(6,544)	(3,634)	(16,988)	(5,884)

14-14-14
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2013	2012	2013	2012
Deliveries - Homes:
East	2,249	1,689	6,941	5,440
Central	752	662	2,814	2,154
West	1,021	740	3,323	2,301
Southeast Florida	623	530	1,741	1,314
Houston	670	593	2,266	1,917
Other	335	229	1,205	676
Total	5,650	4,443	18,290	13,802
Of the total home deliveries listed above, 11 and 56, respectively, represent home deliveries from unconsolidated entities for the three months and year ended November 30, 2013, compared to 17 and 95, respectively, of home deliveries from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$616,548	412,691	1,834,794	1,290,549
Central	203,354	152,578	736,558	487,317
West	419,161	235,564	1,190,385	728,092
Southeast Florida	186,592	140,097	502,175	353,841
Houston	185,964	142,413	604,212	449,580
Other	128,042	80,533	459,743	234,731
Total	$1,739,661	1,163,876	5,327,867	3,544,110
Of the total dollar value of home deliveries listed above, $6.6 million and $35.8 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three months and year ended November 30, 2013, compared to $11.7 million and $51.9 million, respectively, of dollar value of home deliveries from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	1,765	1,526	7,533	5,868
Central	645	575	2,805	2,498
West	786	629	3,231	2,711
Southeast Florida	453	474	1,879	1,617
Houston	586	493	2,419	2,078
Other	263	286	1,176	912
Total	4,498	3,983	19,043	15,684
Of the total new orders listed above, 10 and 55, respectively, represent new orders from unconsolidated entities for the three months and year ended November 30, 2013, compared to 14 and 98, respectively, of new orders from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$495,106	376,999	2,066,065	1,438,268
Central	180,116	144,712	763,895	591,677
West	351,713	200,953	1,243,831	834,426
Southeast Florida	135,995	130,972	576,781	441,311
Houston	160,064	120,897	649,472	505,579
Other	115,970	100,758	485,699	333,232
Total	$1,438,964	1,075,291	5,785,743	4,144,493
Of the total dollar value of new orders listed above, $5.1 million and $34.8 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three months and year ended November 30, 2013, compared to $10.6 million and $54.4 million, respectively, of dollar value of new orders from unconsolidated entities in the same periods last year.

15-15-15
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands)
(unaudited)

	November 30,
	2013	2012
Backlog - Homes:
East	1,968	1,376
Central	644	653
West	616	708
Southeast Florida	607	469
Houston	669	516
Other	302	331
Total	4,806	4,053

Of the total homes in backlog listed above, 4 homes represent the backlog from unconsolidated entities at November 30, 2013, compared to 5 homes in backlog from unconsolidated entities at November 30, 2012.

Backlog - Dollar Value:
East	$600,257	368,361
Central	195,762	168,912
West	257,498	202,959
Southeast Florida	215,988	141,146
Houston	180,665	135,282
Other	169,431	143,725
Total	$1,619,601	1,160,385

Of the total dollar value of homes in backlog listed above, $2.5 million represents the backlog dollar value from unconsolidated entities at November 30, 2013, compared to $3.5 million of backlog dollar value from unconsolidated entities at November 30, 2012.

Lennar's reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

16-16-16
LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2013	2012
Lennar Homebuilding debt	$4,194,432	4,005,051
Total stockholders' equity	4,168,901	3,414,764
Total capital	$8,363,333	7,419,815
Lennar Homebuilding debt to total capital	50.2%	54.0%

Lennar Homebuilding debt	$4,194,432	4,005,051
Less: Lennar Homebuilding cash and cash equivalents	695,424	1,146,302
Net Lennar Homebuilding debt	$3,499,008	2,858,749
Net Lennar Homebuilding debt to total capital (1)	45.6%	45.6%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders' equity). The Company believes the ratio of Net Lennar Homebuilding debt to total capital is a relevant and useful financial measure to investors in understanding the leverage employed in our Lennar Homebuilding operations. However, because Net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.